Shareholder Meeting Results (unaudited)

The Annual Meeting of Shareholders of Churchill Tax-Free Fund of Kentucky (the "Fund") was held on April 28, 2000. The holders of shares representing 98% of the total net asset value of the shares entitled to vote were present in person or by proxy. At the meeting, the following matters were voted upon and approved by the shareholders (the resulting votes for each matter are presented below).

1. To elect Trustees.

Number of  Votes:

		Trustee		                		For	                	Withheld

		Lacy B. Herrmann      			145,342,214	          	2,107,155
		Thomas A. Christopher	  	145,484,939	          	1,964,431
		Douglas Dean		          	145,506,391	          	1,942,978
		Diana P. Herrmann		     	145,198,647          		2,250,722
		Carroll F. Knicely	     	144,880,933          		2,568,436
		Theodore T. Mason		     	145,411,262          		2,038,108
		Anne J. Mills		         	145,299,779          		2,149,590
		Willliam J. Nightingale		145,358,416	          	2,090,953
		James R. Ramsey		       	145,039,349          		2,410,020

2. To ratify the selection of KPMG LLP as the Fund's independent auditors.

Number of  Votes:

		For		            		Against	         	Abstain

		143,531,770	     		482,412        		3,435,186